EXHIBIT 99.4
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF UNITED DOMINION REALTY, L.P.
Forward-Looking Statements
This Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such statements included in this Report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.
Business Overview
United Dominion Realty, L.P. (the “Operating Partnership” or “UDR, L.P.”), is a Delaware limited partnership formed in February 2004 and organized pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (as amended from time to time, or any successor to such statute, the “Act”). The Operating Partnership is the successor-in-interest to United Dominion Realty, L.P., a limited partnership formed under the laws of Virginia, which commenced operations on November 4, 1995. Our sole general partner is UDR, Inc., a Maryland corporation (“UDR” or the “General Partner”), which conducts a substantial amount of its business and holds a substantial amount of its assets through the Operating Partnership. At June 30, 2010, the Operating Partnership’s real estate portfolio included 81 communities located in 8 states plus the District of Columbia, with a total of 23,351 apartment homes.
As of June 30, 2010, UDR owned 110,883 units of our general limited partnership interests and 174,113,691 units of our limited partnership interests (the “OP Units”), or approximately 96.8% of our outstanding OP Units. By virtue of its ownership of our OP Units and being our sole general partner, UDR has the ability to control all of the day-to-day operations of the Operating Partnership. Unless otherwise indicated or unless the context requires otherwise, all references in this Report to the Operating Partnership or “we,” “us” or “our” refer to UDR, L.P. together with its consolidated subsidiaries. We refer to our General Partner together with its consolidated subsidiaries (including us) and the General Partner’s consolidated joint ventures as “UDR” or the “General Partner.”
UDR operates as a self administered real estate investment trust, or REIT, for federal income tax purposes. UDR focuses on owning, acquiring, renovating, developing, and managing apartment communities nationwide. The General Partner was formed in 1972 as a Virginia corporation and changed its state of incorporation from Virginia to Maryland in June 2003. At June 30, 2010, the General Partner’s consolidated real estate portfolio included 168 communities located in 10 states and the District of Columbia, with a total of 46,932 apartment homes, and its total real estate portfolio, inclusive of its unconsolidated communities, included an additional 11 communities with 4,143 apartment homes.
Special Dividend
On November 5, 2008, UDR’s Board of Directors declared a dividend on a pre-adjusted basis of $1.29 per share (“the Special Dividend”). The Special Dividend was paid on January 29, 2009 to UDR’s stockholders of record on December 9, 2008, which also includes the Operating Partnership’s unit holders. The dividend represented UDR’s fourth quarter recurring distribution of $0.33 per share and an additional special distribution of $0.96 per share due to taxable income arising from our dispositions occurring during the year. Subject to the General Partner’s right to pay the entire Special Dividend in cash, its stockholders had the option to make an election to receive payment in cash or in shares, however, the aggregate amount of cash payable to stockholders, other than cash payable in lieu of fractional shares, would not be less than $44.0 million.

The Special Dividend, totaling $177.1 million, was paid on 137,266,557 shares issued and outstanding of UDR’s stock on the record date. Approximately $133.1 million of the Special Dividend was paid through the issuance of 11,358,042 shares of common stock, which was determined based on the volume weighted average closing sales price of UDR’s common stock of $11.71 per share on the NYSE on January 21, 2009 and January 22, 2009. The Operating Partnership issued an additional 13,746,221 OP units in January 2009 in connection with the Special Dividend.
The following table summarizes our market information by major geographic markets as of June 30, 2010.

					Three Months Ended		Six Months Ended
	As of June 30, 2010				June 30, 2010		June 30, 2010 (a)
			Percentage	Total
	Number of	Number of	of Total	Carrying	Average	Total Income	Average	Total Income
	Apartment	Apartment	Carrying	Value	Physical	per Occupied	Physical	per Occupied
Same Communities	Communities	Homes	Value	(in thousands)	Occupancy	Home (b)	Occupancy	Home (b)

Western Region
Orange Co, CA	12	4,124	20.8%	$763,069	95.7%	$1,475	95.6%	$1,473
San Francisco, CA	8	1,703	10.6%	391,283	97.3%	1,892	96.8%	1,889
Monterey Peninsula, CA	7	1,565	4.1%	151,777	95.1%	1,063	94.3%	1,054
Los Angeles, CA	6	1,222	7.2%	264,540	96.1%	1,545	96.4%	1,541
San Diego, CA	3	689	2.7%	99,326	95.9%	1,258	95.4%	1,250
Seattle, WA	5	932	5.6%	206,397	97.0%	1,187	97.0%	1,180
Inland Empire, CA	2	834	3.2%	118,987	94.9%	1,244	95.1%	1,238
Sacramento, CA	2	914	1.8%	67,721	92.5%	863	93.4%	868
Portland, OR	3	716	1.9%	69,292	95.8%	936	95.6%	936

Mid-Atlantic Region
Metropolitan DC	7	2,347	14.5%	532,831	96.4%	1,634	96.2%	1,621
Baltimore, MD	5	994	3.9%	144,941	97.0%	1,305	97.0%	1,297

Southeastern Region
Tampa, FL	3	1,154	2.9%	108,321	96.0%	999	95.7%	997
Nashville, TN	6	1,612	3.5%	125,876	97.1%	824	96.6%	820
Jacksonville, FL	1	400	1.2%	42,136	94.8%	831	95.4%	842
Other Florida	1	636	2.1%	75,957	95.4%	1,139	95.9%	1,143

Southwestern Region
Dallas, TX	2	1,348	5.0%	182,053	95.4%	1,131	95.6%	1,128
Phoenix, AZ	3	914	1.9%	71,330	95.7%	850	95.5%	848

Total/Average Same Communities	76	22,104	92.9%	3,415,837	95.9%	$1,282	95.8%	$1,277

Non Matures, Commercial Properties & Other	5	1,247	7.1%	259,218

Total Real Estate Held for Investment	81	23,351	100.0%	3,675,055

Total Accumulated Depreciation				(800,852)

Total Real Estate Owned, Net of Accumulated Depreciation				$2,874,203

(a)	There was no change in the Same Community population for the three and six months ended June 30, 2010.

(b)	Total Income per Occupied Home represents total monthly revenues per weighted average number of apartment homes occupied.

The following table summarizes our market information by major geographic markets as of December 31, 2009.

								Average
	Number of	Number of	Percentage of	Carrying			Average	Home Size
	Apartment	Apartment	Carrying	Value	Encumbrances	Cost per	Physical	(in Square
	Communities	Homes	Value	(in thousands)	(in thousands)	Home	Occupancy	Feet)
WESTERN REGION
Orange County, CA	12	4,124	20.9%	$761,297	$327,274	$184,602	95.2%	820
San Francisco, CA	10	2,315	14.2%	517,731	101,167	223,642	92.8%	806
Los Angeles, CA	6	1,222	7.2%	263,664	65,814	215,764	95.1%	967
Seattle, WA	5	932	5.7%	205,759	38,387	220,771	95.1%	865
Monterey Peninsula, CA	7	1,565	4.1%	150,928	—	96,440	94.6%	724
Inland Empire, CA	2	834	3.3%	118,709	53,773	142,337	94.7%	882
San Diego, CA	3	689	2.7%	98,641	21,996	143,165	95.4%	788
Portland, OR	3	716	1.9%	68,711	46,933	95,965	95.8%	918
Sacramento, CA	2	914	1.9%	67,384	48,563	73,724	93.4%	820
MID-ATLANTIC REGION
Metropolitan DC	8	2,565	15.7%	570,358	134,023	222,362	95.4%	948
Baltimore, MD	5	994	4.0%	144,059	82,818	144,929	87.5%	971
SOUTHEASTERN REGION
Nashville, TN	6	1,612	3.4%	125,023	20,204	77,558	95.5%	925
Tampa, FL	3	1,154	3.0%	107,438	10,185	93,101	95.7%	1,029
Other Florida	1	636	2.1%	75,656	40,133	118,956	95.2%	1,130
Jacksonville, FL	1	400	1.2%	41,968	—	104,920	93.6%	964
SOUTHWESTERN REGION
Dallas, TX	2	1,348	5.0%	181,271	95,265	134,474	95.1%	909
Phoenix, AZ	3	914	1.9%	70,507	35,663	77,141	94.9%	1,000
Austin, TX	1	250	0.7%	27,287	—	109,148	93.7%	883
Other Texas	1	167	0.3%	13,096	—	78,419	0.0%	710

Total Operating Communities	81	23,351	99.2%	3,609,487	1,122,198	154,575	93.9%	887
Land and other		—	0.8%	31,401	—

Total Real Estate Owned	81	23,351	100.0%	$3,640,888	$1,122,198

Liquidity and Capital Resources
Liquidity is the ability to meet present and future financial obligations either through operating cash flows, the sale of properties, and the issuance of debt. Both the coordination of asset and liability maturities and effective capital management are important to the maintenance of liquidity. The Operating Partnership’s primary source of liquidity is cash flow from operations as determined by rental rates, occupancy levels, and operating expenses related to our portfolio of apartment homes and borrowings allocated to us under the General Partner’s credit agreements. The General Partner will routinely use its unsecured credit facility to temporarily fund certain investing and financing activities prior to arranging for longer-term financing or the issuance of equity or debt securities. During the past several years, proceeds from the sale of real estate have been used for both investing and financing activities as we repositioned our portfolio.
We expect to meet our short-term liquidity requirements generally through net cash provided by operations and borrowings allocated to us under the General Partner’s credit agreements. We expect to meet certain long-term liquidity requirements such as scheduled debt maturities and potential property acquisitions through borrowings and the disposition of properties. We believe that our net cash provided by operations and borrowings will continue to be adequate to meet both operating requirements and the payment of distributions. Likewise, the budgeted expenditures for improvements and renovations of certain properties are expected to be funded from property operations and borrowings allocated to us under the General Partner’s credit agreements the Operating Partnership is a party to.
Future Capital Needs
Future capital expenditures are expected to be funded with proceeds from the issuance of secured debt, the sale of properties, the borrowings allocated to us under our General Partner’s credit agreements, and to a lesser extent, with cash flows provided by operating activities. Acquisition activity in strategic markets is expected to be largely financed by the reinvestment of proceeds from the sale of properties, the issuance of OP units and the assumption or placement of secured debt.
During the remainder of 2010, we have approximately $1.4 million of secured debt maturing and we anticipate that we will repay that debt with operating cash flows, proceeds from borrowings allocated to us under our General Partner’s credit agreements, or by exercising extension rights on such secured debt, as applicable. The repayment of debt will be recorded as an offset to the “Receivable due from General Partner”.

Critical Accounting Policies and Estimates
The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. A critical accounting policy is one that is both important to our financial condition and results of operations and that involves some degree of uncertainty. Estimates are prepared based on management’s assessment after considering all evidence available. Changes in estimates could affect our financial position or results of operations. Below is a discussion of the accounting policies that we consider critical to understanding our financial condition or results of operations where there is uncertainty or where significant judgment is required.
Capital Expenditures
In conformity with GAAP, we capitalize those expenditures that materially enhance the value of an existing asset or substantially extend the useful life of an existing asset. Expenditures necessary to maintain an existing property in ordinary operating condition are expensed as incurred.
During the six month ended June 30, 2010, $28.2 million was spent on capital expenditures for all of our communities as compared to $32.3 million for the six months ended June 30, 2009. During 2009, $70.4 million was spent on capital expenditures for all of our communities as compared to $84.3 million in 2008 and $92.2 million in 2007. These capital improvements included turnover-related capital expenditures, revenue enhancing capital expenditures, asset preservation expenditures, kitchen and bath upgrades, other extensive interior/exterior upgrades and major renovations.
We will continue to selectively add revenue enhancing improvements which we believe will provide a return on investment substantially in excess of our cost of capital.
Impairment of Long-Lived Assets
We record impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by the future operation and disposition of those assets are less than the net book value of those assets. Our cash flow estimates are based upon historical results adjusted to reflect our best estimate of future market and operating conditions and our estimated holding periods. The net book value of impaired assets is reduced to fair market value. Our estimates of fair market value represent our best estimate based upon industry trends and reference to market rates and transactions.
Real Estate Investment Properties
We purchase real estate investment properties from time to time and allocate the purchase price to various components, such as land, buildings, and intangibles related to in-place leases in accordance with FASB ASC 805, Business Combinations (formerly SFAS 141R, “Business Combinations”). The purchase price is allocated based on the relative fair value of each component. The fair value of buildings is determined as if the buildings were vacant upon acquisition and subsequently leased at market rental rates. As such, the determination of fair value considers the present value of all cash flows expected to be generated from the property including an initial lease-up period. We determine the fair value of in-place leases by assessing the net effective rent and remaining term of the lease relative to market terms for similar leases at acquisition. In addition, we consider the cost of acquiring similar leases, the foregone rents associated with the lease-up period, and the carrying costs associated with the lease-up period. The fair value of in-place leases is recorded and amortized as amortization expense over the remaining contractual lease period.
Statements of Cash Flows for the Six Months Ended June 30, 2010
The following discussion explains the changes in net cash provided by operating activities, and net cash used in investing activities and financing activities that are presented in our Consolidated Statements of Cash Flows for the six months ended June 30, 2010.
Operating Activities
For the six months ended June 30, 2010, net cash flow provided by operating activities was $77.2 million compared to $69.8 million for the comparable period in 2009. The increase in net cash flow from operating activities is primarily due to the changes in operating assets and liabilities, partially offset by a decrease in property net operating income from our apartment community portfolio, a decrease in interest income related to a $200 million note receivable that was paid off during 2009 and higher interest expense.

Investing Activities
For the six months ended June 30, 2010, net cash used in investing activities was $28.2 million compared to $32.2 million for the comparable period in 2009. The decrease is due to a reduction in capital expenditures.
Acquisitions
The Operating Partnership did not acquire any communities during the six months ended June 30, 2010 or during 2009. The Operating Partnership’s long-term strategic plan is to achieve greater operating efficiencies by investing in fewer, more concentrated markets. As a result, we have been seeking to expand our interests in communities located in California, Metropolitan Washington D.C. and the Washington State markets over the past years. Prospectively, we plan to continue to channel new investments into those markets we believe will continue to provide the best investment returns. Markets will be targeted based upon defined criteria including favorable job formation, low single-family home affordability and favorable demand/supply ratio for multifamily housing.
Dispositions
The Operating Partnership did not dispose of any communities during the six months ended June 30, 2010 or 2009.
Financing Activities
For the six months ended June 30, 2010, our net cash used in financing activities was $49.1 million compared to $37.3 million for the comparable period of 2009. The increase in cash used in financing activities was primarily due to a decrease in the proceeds from secured debt, partially offset by a net decrease in payments to the General Partner and a decrease in payments on secured debt.
Credit Facilities
As of June 30, 2010, the General Partner had secured revolving credit facilities with Fannie Mae with an aggregate commitment of $1.4 billion with $1.2 billion outstanding. The Fannie Mae credit facilities are for an initial term of 10 years, bear interest at floating and fixed rates, and certain variable rate facilities can be extended for an additional five years at the General Partner’s option. At June 30, 2010, $948.6 million of the funded balance was fixed at a weighted average interest rate of 5.4% and the remaining balance on these facilities was at a weighted average variable rate of 1.8%. At June 30, 2010, $761.8 million of these credit facilities are allocated to the Operating Partnership based on the ownership of the assets securing the debt.
The Operating Partnership is a guarantor on the General Partner’s unsecured credit facility, with an aggregate borrowing capacity of $600 million, and a $100 million term loan. At June 30, 2010 and December 31, 2009, the balance under the unsecured credit facility was $133.9 million and $189.3 million, respectively.
The credit facilities are subject to customary financial covenants and limitations.
Interest Rate Risk
We are exposed to interest rate risk associated with variable rate notes payable and maturing debt that has to be refinanced. We do not hold financial instruments for trading or other speculative purposes, but rather issue these financial instruments to finance our portfolio of real estate assets. Interest rate sensitivity is the relationship between changes in market interest rates and the fair value of market rate sensitive assets and liabilities. Our earnings are affected as changes in short-term interest rates impact our cost of variable rate debt and maturing fixed rate debt. We had $301.9 million in variable rate debt that is not subject to interest rate swap contracts as of June 30, 2010. If market interest rates for variable rate debt increased by 100 basis points, our interest expense would increase by $3.0 million based on the balance at June 30, 2010.
These amounts are determined by considering the impact of hypothetical interest rates on our borrowing cost. These analyses do not consider the effects of the adjusted level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management would likely take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no change in our financial structure.

A presentation of cash flow metrics based on GAAP is as follows (dollars in thousands):

	Six Months Ended,
	June 30,
	2010	2009

Net cash provided by operating activities	$77,240	$69,839
Net cash used by investing activities	(28,248)	(32,290)
Net cash used in financing activities	(49,076)	(37,266)
Statements of Cash Flows for the Years Ended December 31, 2009, December 31, 2008 and December 31, 2007
The following discussion explains the changes in net cash provided by operating activities and investing activities, and net cash used in financing activities that are presented in our Consolidated Statements of Cash Flows for the Years Ended December 31, 2009, December 31, 2008 and December 31, 2007.
Operating Activities
For the year ended December 31, 2009, our net cash flow provided by operating activities was $157.3 million compared to $168.7 million for 2008. The decrease in net cash flow from operating activities is primarily due to a decrease in property net operating income from our apartment community portfolio, a decrease in interest income related to a $200 million note receivable that was paid off during 2009 and higher interest expense, partially offset by a decrease in other operating liabilities.
For the year ended December 31, 2008, our net cash flow provided by operating activities was $168.7 million compared to $212.7 million for 2007. During 2008, the decrease in cash flow from operating activities resulted primarily from a reduction in property net operating income from our apartment community portfolio. The reduction in property net operating income was driven by the sale of a significant component of our portfolio in the first quarter of 2008. The decrease was partially offset by higher interest income during 2008 due to a $200 million note receivable issued in conjunction with the dispositions.
Investing Activities
For the year ended December 31, 2009, net cash provided by investing activities was $129.6 million compared to $82.0 million for 2008. The increase in cash is primarily driven by the proceeds from a $200 million note receivable in 2009 and a reduction in acquisition activity and capital expenditures in 2009 as compared to 2008. This is partially offset by the proceeds from dispositions of $880 million in 2008.
For the year ended December 31, 2008, net cash provided by investing activities was $82.0 million compared to $75.1 million for 2007. The increase in cash is primarily due to acquisition and disposition activity and capital expenditures, all of which are discussed in further detail throughout this Report.
Acquisitions
For the year ended December 31, 2009, we had no property acquisitions. For the year ended December 31, 2008, we acquired nine apartment communities with 3,348 apartment homes for aggregate consideration of $713.6 million. For the year ended December 31, 2007, we acquired four apartment communities with 943 apartment homes for aggregate consideration of $236.9 million. The Operating Partnership’s long-term strategic plan is to achieve greater operating efficiencies by investing in fewer, more concentrated markets. As a result, we have been expanding our interests in communities located in California, Florida, Metropolitan Washington D.C. and the Washington State markets over the past years. Prospectively, we plan to continue to channel new investments into those markets we believe will continue to provide the best investment returns. Markets will be targeted based upon defined criteria including favorable job formation, low single-family home affordability and favorable demand/supply ratio for multifamily housing.

Dispositions
During the year ended December 31, 2009, we did not dispose of any communities. During the year ended December 31, 2008, we sold 55 communities with a total of 16,960 apartment homes, for net proceeds of $880.0 million. We recognized gains for financial reporting purposes of $475.2 million on these sales. Proceeds from the sales were used primarily to acquire new communities, reduce debt, and advance funds to our General Partner.
In conjunction with this transaction, a subsidiary of the Operating Partnership received a note in the amount of $200.0 million. The note was paid in full during the year ended December 31, 2009.
For the year ended December 31, 2007, the Operating Partnership sold 12 communities with a total of 4,461 apartment homes and a parcel of land for net proceeds of $404.2 million. We recognized gains for financial reporting purposes of $143.4 million on these sales. Proceeds from the sales were used primarily to reduce debt and advance funds to our General Partner.
Financing Activities
For the year ended December 31, 2009, our net cash used in financing activities was $290.1 million compared to $247.2 million for the comparable period of 2008. The increase in cash used in financing activities was primarily due to a net increase in payments to the General Partner, which was partially offset by the net activity on secured debt.
For the year ended December 31, 2008, our net cash used in financing activities was $247.2 million compared to $287.8 million for the comparable period of 2007. The decrease in financing activities was primarily due to increased borrowings on secured debt in 2008 partially offset by the increased payments to the General Partner and increased payments on secured debt in 2008.
Credit Facilities
As of December 31, 2009, the General Partner had secured revolving credit facilities with Fannie Mae with an aggregate commitment of $1.4 billion with $1.2 billion outstanding. The Fannie Mae credit facilities are for an initial term of 10 years, bear interest at floating and fixed rates, and certain variable rate facilities can be extended for an additional five years at the General Partner’s option. There is $950.0 million of the funded balance fixed at a weighted average interest rate of 5.4% and the remaining balance on these facilities was at a weighted average variable rate of 1.7%. $750.4 million of these credit facilities allocated to the Operating Partnership at December 31, 2009 based on the ownership of the assets securing the debt.
As of December 31, 2008, the General Partner had secured revolving credit facilities with Fannie Mae with an aggregate commitment of $1.0 billion with $831.2 million outstanding. The Fannie Mae credit facilities are for an initial term of 10 years, bear interest at floating and fixed rates, and certain variable rate facilities can be extended for an additional five years at the General Partner’s option. There was $666.6 million of the funded balance fixed at a weighted average interest rate of 5.5% and the remaining balance on these facilities was at a weighted average variable rate of 3.1%. Approximately $484.8 million of these credit facilities were allocated to the Operating Partnership at December 31, 2008 based on the ownership of the assets securing the debt.
The Operating Partnership is a guarantor on the General Partner’s unsecured credit facility, with an aggregate borrowing capacity of $600 million, and a $100 million term loan. At December 31, 2009, the balance under the unsecured credit facility was $189.3 million.
The credit facilities are subject to customary financial covenants and limitations.
Interest Rate Risk
We are exposed to interest rate risk associated with variable rate notes payable and maturing debt that has to be refinanced. We do not hold financial instruments for trading or other speculative purposes, but rather issue these financial instruments to finance our portfolio of real estate assets. Interest rate sensitivity is the relationship between changes in market interest rates and the fair value of market rate sensitive assets and liabilities. Our earnings are affected as changes in short-term interest rates impact our cost of variable rate debt and maturing fixed rate debt. We had $290.6 million in variable rate debt that is not subject to interest rate swap contracts as of December 31, 2009. If market interest rates for variable rate debt increased by 100 basis points, our interest expense would increase by $2.9 million based on the balance at December 31, 2009.

These amounts are determined by considering the impact of hypothetical interest rates on our borrowing cost. These analyses do not consider the effects of the adjusted level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, management would likely take actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no change in our financial structure.
A presentation of cash flow metrics based on GAAP is as follows (dollars in thousands):

	For the year ended December 31,
	2009	2008	2007

Net cash provided by operating activities	$157,333	$168,660	$212,727
Net cash provided by investing activities	129,628	81,993	75,069
Net cash used in financing activities	(290,109)	(247,150)	(287,847)
Results of Operations for the Three and Six Months Ended June 30, 2010
The following discussion explains the changes in results of operations that are presented in our Consolidated Statements of Operations for the six months ended June 30, 2010, and includes the results of both continuing and discontinued operations for the periods presented.
Net (Loss)/Income Attributable to OP Unit holders
Net (loss)/income attributable to OP unit holders was ($4.2) million (($0.02) per OP unit) for the three months ended June 30, 2010 as compared to net income attributable to OP unit holders of $2.8 million ($0.02 per OP unit) for the comparable period in the prior year. The decrease in net income attributable to OP unit holders for the three months ended June 30, 2010 resulted primarily from the following items, all of which are discussed in further detail elsewhere within this Report:
•	a decrease in net operating income;
•	a decrease in other income primarily due to a decrease in interest income and increase in losses due to changes in the fair value of derivatives;
•	a reduction in disposition gains in 2010 as compared to 2009. The Company recognized net gains of $37,000 and $1.4 million for the three months ended June 30, 2010 and 2009, respectively; and
•	an increase in general and administrative expenses allocated to us by our General Partner.
These changes were partially offset by a decrease in interest expense due to a reduction in the interest rate on the note payable to the General Partner.
Net (loss)/income attributable to OP unit holders was ($8.7) million (($0.05) per OP unit) for the six months ended June 30, 2010 as compared to net income attributable to OP unit holders of $6.7 million ($0.04 per OP unit) for the comparable period in the prior year. The decrease in net income attributable to OP unit holders for the six months ended June 30, 2010 resulted primarily from the following items, all of which are discussed in further detail elsewhere within this Report:
•	a decrease in net operating income;
•	a decrease in other income primarily due to a decrease in interest income and increase in losses due to changes in the fair value of derivatives;
•	an increase in interest expense incurred on new debt;

•	a reduction in disposition gains in 2010 as compared to 2009. The Company recognized net gains of $97,000 and $1.4 million for the six months ended June 30, 2010 and 2009, respectively; and
•	an increase in general and administrative expenses allocated to us by our General Partner.
These changes were partially offset by a decrease in interest expense due to a reduction in the interest rate on the note payable to the General Partner.
Results of Operations for the Years Ended December 31, 2009, December 31, 2008 and December 31, 2007
The following discussion explains the changes in results of operations that are presented in our Consolidated Statements of Operations for each of the three years in the period ended December 31, 2009, and includes the results of both continuing and discontinued operations for the periods presented.
Net (Loss)/Income Attributable to OP Unit holders
2009 -vs-2008
Net (loss)/income attributable to OP unit holders was ($4.2) million (($0.02) per OP unit) for the year ended December 31, 2009 as compared to net income attributable to OP unit holders of $497.7 million ($3.00 per OP unit) for the comparable period in the prior year. The decrease in net income attributable to OP unit holders for the year ended December 31, 2009 resulted primarily from the following items, all of which are discussed in further detail elsewhere within this Report:
•	a reduction in disposition gains in 2009 as compared to 2008. The Company recognized net gains of $1.5 million and $475.2 million for the years ended December 31, 2009 and 2008, respectively;
•	a decrease in net operating income due to the disposition of properties in 2008;
•	an increase in interest expense incurred on new debt;
•	an increase in depreciation expense primarily due to the acquisition of operating properties in 2008; and
•	a decrease in other income primarily due to a decrease in interest income.
2008 -vs-2007
Net income attributable to OP unit holders was $497.7 million ($3.00 per OP unit) for the year ended December 31, 2008 as compared to $193.7 million ($1.17 per OP unit) for the comparable period in the prior year. The increase in net income attributable to OP unit holders for the year ended December 31, 2008 resulted primarily from the following items, all of which are discussed in further detail elsewhere within this Report:
•	an increase of $331.8 million in the gains on the disposition of our property inclusive of gains on sale to a joint venture; and
•	an increase of $13.0 million related to interest income generated by the Operating Partnership;
These increases were partially offset by:
•	a decrease in net operating income due to the disposition of properties in 2007 and 2008;
•	an increase in interest expense incurred on new debt; and
•	an increase in depreciation expense.

Apartment Community Operations
Our net income is primarily generated from the operation of our apartment communities.
The following table summarizes the operating performance of our total apartment portfolio for the three months and six months ended June 2010 and 2009 (dollars in thousands):

	Three Months Ended			Six Months Ended
	June 30,			Year Ended June 30,
	2010	2009	% Change	2010	2009	% Change

Property rental income	$87,095	$89,399	-2.6%	$173,295	$179,260	-3.3%
Property operating expense (a)	(27,858)	(27,443)	1.5%	(56,541)	(55,862)	1.2%

Property net operating income (“NOI”)	$59,237	$61,956	-4.4%	$116,754	$123,398	-5.4%

(a)	Excludes depreciation, amortization, and property management expenses.
The following table is our reconciliation of property NOI to net income attributable to OP unit holders as reflected, for both continuing and discontinued operations, for the the three months and six months ended June 2010 and 2009 (dollars in thousands):

	Three Months Ended,		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Property net operating income	$59,237	$61,956	$116,754	$123,398
Other income	84	1,999	1,556	5,656
Real estate depreciation and amortization	(41,693)	(41,437)	(83,123)	(83,290)
Interest expense	(12,966)	(13,560)	(26,041)	(25,113)
General and administrative and property management	(7,678)	(6,182)	(15,421)	(12,741)
Other depreciation and amortization	—	(91)	—	(181)
Other operating expenses	(1,243)	(1,225)	(2,468)	(2,457)
Net gain on sale of real estate	37	1,367	97	1,416
Non-controlling interests	(18)	—	(35)	—

Net (loss)/income attributable to OP unitholders	$(4,240)	$2,827	$(8,681)	$6,688

The following table summarizes the operating performance of our total apartment portfolio for the years ended December 31, 2009, 2008 and 2007 (dollars in thousands):

	Year Ended December 31,			Year Ended December 31,
	2009	2008	% Change	2008	2007	% Change

Property rental income	$353,056	$362,012	-2.5%	$362,012	$445,198	-18.7%
Property operating expense (a)	(112,488)	(115,972)	-3.0%	(115,972)	(151,147)	-23.3%

Property net operating income (“NOI”)	$240,568	$246,040	-2.2%	$246,040	$294,051	-16.3%

(a)	Excludes depreciation, amortization, and property management expenses.

The following table is our reconciliation of property NOI to net income attributable to OP unit holders as reflected, for both continuing and discontinued operations, for the years ended December 31, 2009, 2008 and 2007 (dollars in thousands):

	Year Ended December 31,
	2009	2008	2007

Property net operating income	$240,568	$246,040	$294,051
Other income	5,695	13,106	150
Real estate depreciation and amortization	(166,773)	(154,584)	(158,533)
Interest expense	(53,547)	(47,139)	(47,367)
General and administrative and property management	(26,595)	(29,037)	(35,276)
Other depreciation and amortization	—	(327)	(329)
Other operating expenses	(4,868)	(4,400)	(1,675)
Net gain on the sale of depreciable property to a joint venture	—	—	98,433
Net gain on sale of real estate	1,475	475,249	44,976
Non-controlling interests	(131)	(1,188)	(742)

Net (loss)/income attributable to OP unitholders	$(4,176)	$497,720	$193,688

Same Store Communities
Three and Six Months Ended June 30, 2010 vs. Three and Six Months Ended June 30, 2009
Our same store communities (those acquired, developed, and stabilized prior to April 1, 2009 and held on June 30, 2010) consisted of 22,104 apartment homes and provided 93.2% of our total NOI for the three months ended June 30, 2010.
NOI for our same store community properties decreased 4.8% or $2.8 million for the three months ended June 30, 2010 compared to the same period in 2009. The decrease in property NOI was primarily attributable to a 2.6% or $2.2 million decrease in property rental income and by a 2.3% or $586,000 increase in operating expenses. The decrease in revenues was primarily driven by a 4.0% or $3.3 million decrease in rental rates which was partially offset by a 46.7% or $286,000 decrease in bad debt, a 10.1% or $327,000 decrease in vacancy loss, and a 13.4% or $464,000 increase in reimbursement income. Physical occupancy increased 0.5% to 95.9% and total income per occupied home decreased $41 to $1,282 for the three months ended June 30, 2010 compared to the same period in 2009.
The increase in property operating expenses was primarily driven by a 3.0% or $258,000 increase in real estate taxes and a 3.8% or $237,000 increase in personnel costs.
As a result of the percentage changes in property rental income and property operating expenses, the operating margin (property net operating income divided by property rental income) was 67.7% for the three months ended June 30, 2010 as compared to 69.3% for the comparable period in 2009.
Our same store communities (those acquired, developed, and stabilized prior to January 1, 2009 and held on June 30, 2010) consisted of 22,104 apartment homes and provided 93.8% of our total NOI for the six months ended June 30, 2010.
NOI for our same store community properties decreased 5.4% or $6.2 million for the six months ended June 30, 2010 compared to the same period in 2009. The decrease in property NOI was primarily attributable to a 3.3% or $5.5 million decrease in property rental income and a 1.3% or $671,000 increase in operating expenses. The decrease in revenues was primarily driven by a 4.9% or $8.0 million decrease in rental rates partially offset by a 40.8% or $485,000 decrease in bad debt, a 19.6% or $1.4 million decrease in vacancy loss and a 12.5% or $857,000 increase in reimbursement income. Physical occupancy increased 0.8% to 95.8% and total income per occupied home decreased $55 to $1,277 for the six months ended June 30, 2010 compared to the same period in 2009.
The increase in property operating expenses was primarily driven by a 3.7% or $285,000 increase in repairs and maintenance and a 3.2% or $397,000 increase in personnel costs.
As a result of the percentage changes in property rental income and property operating expenses, the operating margin (property net operating income divided by property rental income) was 67.5% for the six months ended June 30, 2010 as compared to 68.9% for the comparable period in 2009.

2009-vs.-2008
Our same store communities (those acquired, developed, and stabilized prior to January 1, 2008 and held on December 31, 2009) consisted of 17,332 apartment homes and provided 72% of our total NOI for the year ended December 31, 2009.
NOI for our same store community properties decreased 2.5% or $4.4 million for the year ended December 31, 2009 compared to the same period in 2008. The decrease in property NOI was primarily attributable to a 2.4% or $6.2 million decrease in property rental income, which was partially offset by a 2.3% or $1.8 million decrease in operating expenses. The decrease in revenues was primarily driven by a 3.1% or $7.7 million decrease in rental rates and a 52.1% or $573,000 increase in bad debt which was offset by an 13.7% or $1.6 million decrease in vacancy loss and a 7.3% or $739,000 increase in reimbursement income. Physical occupancy increased 0.3% to 95.3% and total income per occupied home decreased $23 to $1,266.
The decrease in property operating expenses was primarily driven by a 6.0% or $223,000 decrease in insurance, a 2.1% or $249,000 decrease in utilities, a 5.5% or $706,000 decrease in repairs and maintenance, a 38.3% or $298,000 decrease in incentive bonuses, and a 6.6% or $365,000 decrease in administrative and marketing costs.
As a result of the percentage changes in property rental income and property operating expenses, the operating margin (property net operating income divided by property rental income) was 69.3% during the years ended December 31, 2009 and 2008.
2008-vs.-2007
Our same store communities (those acquired, developed, and stabilized prior to January 1, 2007 and held on December 31, 2008) consisted of 17,505 apartment homes and provided 72% of our property NOI for the year ended December 31, 2008.
NOI for our same store community properties increased 4.8% or $8.2 million for the year ended December 31, 2008 compared to the same period in 2007. The increase in property NOI was primarily attributable to a 4.1% or $10.2 million increase in rental revenues and other income partially offset by a 2.7% or $2.1 million increase in operating expenses. The increase in revenues was primarily driven by a 2.1% or $5.1 million increase in rental rates, a 16.2% or $1.5 million increase in reimbursement income, a 6.9% or $866,000 decrease in vacancy loss, and a 77.6% or $2.5 million decrease in rental concessions. Physical occupancy increased 0.3% to 95.0% and total income per occupied home increased $53 to $1,289.
The increase in property operating expenses was primarily driven by a 5.6% or $1.3 million increase in real estate taxes due to higher assessed values on our communities and favorable tax appeals in 2007, a 4.9% or $893,000 increase in personnel costs, and a 2.4% or $279,000 increase in utilities partially offset by a 4.6% or $267,000 decrease in administrative and marketing costs.
As a result of the percentage changes in property rental income and property operating expenses, the operating margin (property net operating income divided by property rental income) increased to 69.2% as compared to 68.7% in the comparable period in the prior year.
Non-Mature/Other Communities
Three and Six Months Ended June 30, 2010
The remaining $4.0 million or 6.8% and $7.3 million or 6.2% of our total NOI during the three and six months ended June 30, 2010, respectively, was generated from communities that we classify as “non-mature communities.” The Operating Partnership’s non-mature communities consist of communities that do not meet the criteria to be included in same store communities, which includes communities developed or acquired, redevelopment properties, sold properties, non-apartment components of mixed use properties, properties classified as real estate held for disposition and condominium properties. For the three and six months ended June 30, 2010, a significant portion of our NOI from non-mature communities was recognized from our redevelopment properties and amounted to $2.7 million and $5.1 million, respectively.
2009-vs.-2008
The remaining $66.8 million and $67.8 million of our NOI during the year ended December 31, 2009 and 2008, respectively, was generated from communities that we classify as “non-mature communities.” Our non-mature communities consist of communities that do not meet the criteria to be included in same store communities, which includes communities developed or acquired, redevelopment properties, sold properties and properties classified as real estate held for disposition. For the year ended December 31, 2009, we recognized NOI for our acquired communities of $49.3 million and redevelopments of $11.8 million. For the year ended December 31, 2008, we recognized NOI for our acquired communities of $35.5 million, sold communities of $15.2 million, and redeveloped properties of $11.8 million.

2008-vs.-2007
The remaining $68.1 million and $124.3 million of our NOI during the year ended December 31, 2008 and 2007, respectively, was generated from communities that we classify as “non-mature communities.” For the year ended December 31, 2008, we recognized NOI for our developments of $5.0 million, acquired communities of $35.6 million, redeveloped properties of $6.9 million, and sold properties of $15.2 million. For the year ended December 31, 2007, we recognized net operating income for our developments of $4.6 million, acquired communities of $2.6 million, redeveloped properties of $6.7 million, and sold properties of $92.1 million. In addition, in 2007 the Company sold a portfolio of properties into a joint venture that the General Partner continued to manage after the transaction and as such is not deemed discontinued operations. The NOI from those communities was $15.6 million.
Other Income
For the three and six months ended June 30, 2010, other income primarily includes a recovery from real estate tax accruals partially offset by losses due to the change in the fair value of derivatives. Other income for the three and six months ended June 30, 2009 includes interest income on a note receivable for $200 million that a subsidiary of the Operating Partnership received related to the disposition of 55 properties during 2008. In May 2009, the $200 million note was paid in full.
For the years ended December 31, 2009 and 2008, other income primarily includes interest income on a note for $200 million that a subsidiary of the Operating Partnership received related to the disposition of 55 properties during 2008. In May 2009, the $200 million note was paid in full.
Other Operating Expenses
For the years ended December 31, 2009 and 2008, the increases in other operating expenses are primarily due to additional costs incurred by the Operating Partnership related to long-term ground leases associated with properties acquired in December 2007 and July 2008. A schedule of future obligations related to ground leases is set forth under “Contractual Obligations” below.
Real Estate Depreciation and Amortization
For the three and six months ended June 30, 2010 and 2009, real estate depreciation and amortization did not change significantly as the Operating Partnership did not have any acquisitions or dispositions during these respective periods.
For the year ended December 31, 2009, real estate depreciation and amortization increased 7.9% or $12.2 million as compared to the comparable period in 2008. The increase in depreciation and amortization for the year ended December 31, 2009 is primarily the result of the acquisition of nine communities with 3,348 apartment homes during 2008, and additional capital expenditures. As part of the Operating Partnership’s acquisition activity a portion of the purchase price is allocated to intangible assets and are typically amortized over a period of less than one year.
For the year ended December 31, 2008, real estate depreciation and amortization on both continuing and discontinued operations decreased 2.5% or $3.9 million as compared to the comparable period in 2007. The decrease in depreciation and amortization for the year ended December 31, 2008 is a result of the repositioning efforts that included the sale of 55 operating communities. As the properties sold in 2008 did not meet the criteria to be deemed as held-for-sale the communities until late in the fourth quarter of 2007, we did not cease depreciation until that time. With the proceeds from the sale, the Operating Partnership purchased $801.9 million of properties. As part of our allocation of fair value associated with the purchase price, we attributed $5.7 million to in-place leases for the 2008 acquisitions, which are generally amortized over an 11 month period.
Interest Expense
For the three months ended June 30, 2010, interest expense decreased 4.4% or $594,000 as compared to the same period in 2009. This decrease is primarily due a decrease in the interest rate charged on the note payable due to the General Partner partially offset by additional borrowings on secured credit facilities. For the six months ended June 30, 2010 interest expense increased 3.7% or $928,000 as compared to the same period in 2009. The increase is primarily due to additional borrowings on secured credit facilities partially offset by a decrease in the interest rate charged on the note payable due to the General Partner.

For the year ended December 31, 2009, interest expense on both continuing and discontinued operations increased 13.6% or $6.4 million as compared to 2008. This increase is primarily due to additional borrowings on FNMA credit facilities offset by debt repayments and maturities.
For the year ended December 31, 2008, interest expense on both continuing and discontinued operations slightly decreased 0.5% or $228,000 as compared to 2007. This decrease is primarily due to repayments of fixed rate secured debt funded by the proceeds of 2007 and 2008 sales of real estate, which was partially offset by additional borrowings, and an increase in the note payable due to the General Partner.
General and Administrative
The Operating Partnership is charged directly for general and administrative expenses it incurs. The Operating Partnership is also charged for other general and administrative expenses that have been allocated by UDR to each of its subsidiaries, including the Operating Partnership, based on each subsidiary’s pro-rata portion of UDR’s total apartment homes.
For the three and six months ended June 30, 2010, general and administrative expenses increased 41.9% or $1.6 million and 36.4% or $2.8 million, respectively, as compared to the comparable period in 2009. The increases were due to a number of factors, none of which are significant.
For the year ended December 31, 2009, general and administrative expenses decreased 11.5% or $2.2 million as compared to 2008. The decrease was primarily due to a number of factors including the write off of acquisition-related costs and severance and restructuring costs recognized in 2008.
For the year ended December 31, 2008, general and administrative expenses decreased 17.2% or $4.0 million as compared to 2007. The decrease is due to a number of factors including severance costs and other restructuring charges relating to workforce reductions, relocation costs and other related costs recognized in 2007.
Gain on the Sale of Depreciable Property
For the three and six months ended June 30, 2010 and 2009, we recognized gains for financial reporting purposes of $37,000 and $97,000 and $1.4 million and $1.4 million, respectively. Changes in the level of gains recognized from period to period reflect the changing level of our divestiture activity from period to period as well as the extent of gains related to specific properties sold.
For the years ended December 31, 2009, 2008 and 2007, we recognized gains for financial reporting purposes of $1.5 million, $475.2 million, and $143.4 million, respectively. Changes in the level of gains recognized from period to period reflect the changing level of our divestiture activity from period to period as well as the extent of gains related to specific properties sold.
Inflation
We believe that the direct effects of inflation on our operations have been immaterial. While the impact of inflation primarily impacts our results through wage pressures, utilities and material costs, substantially all of our leases are for a term of one year or less, which generally enables us to compensate for any inflationary effects by increasing rents on our apartment homes. Although an extreme escalation in energy and food costs could have a negative impact on our residents and their ability to absorb rent increases, we do not believe this has had a material impact on our results for the three and six month period ended June 30, 2010 and 2009 or on our results for the year ended December 31, 2009.
Off-Balance Sheet Arrangements
We do not have any other off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that are material.

Contractual Obligations
The following table summarizes our contractual obligations as of December 31, 2009 (dollars in thousands):

	Payments Due by Period
Contractual Obligations	2010	2011-2012	2013-2014	Thereafter	Total

Long-term debt obligations	$2,584	$337,846	$125,980	$655,788	$1,122,198
Interest on debt obligations	53,237	91,273	62,562	123,062	330,134
Operating lease obligations- Ground leases (a)	4,445	8,890	8,890	295,102	317,327

	$60,266	$438,009	$197,432	$1,073,952	$1,769,659

(a)	For purposes of our ground lease contracts, the Operating Partnership uses the minimum lease payment, if stated in the agreement. For ground lease agreements where there is a reset provision based on the communities appraised value or consumer price index but does not included a specified minimum lease payment, the Operating Partnership uses the current rent over the remainder of the lease term.
During 2009, we incurred gross interest costs of $49.0 million on secured debt, of which $444,000 was capitalized.
Factors Affecting Our Business and Prospects
There are many factors that affect our business and the results of our operations, some of which are beyond our control. These factors include:
•	general economic factors;

•	unfavorable changes in apartment market and economic conditions that could adversely affect occupancy levels and rental rates;

•	the failure of acquisitions to achieve anticipated results;

•	possible difficulty in selling apartment communities;

•	competitive factors that may limit our ability to lease apartment homes or increase or maintain rents;

•	insufficient cash flow that could affect our debt financing and create refinancing risk;

•	failure to generate sufficient revenue, which could impair our debt service payments and distributions to stockholders;

•	redevelopment and construction risks that may impact our profitability;

•	potential damage from natural disasters, including hurricanes and other weather-related events, which could result in substantial costs to us;

•	risks from extraordinary losses for which we may not have insurance or adequate reserves;

•	uninsured losses due to insurance deductibles, self-insurance retention, uninsured claims or casualties, or losses in excess of applicable coverage;

•	changing interest rates, which could increase interest costs;

•	potential liability for environmental contamination, which could result in substantial costs to us;

•	the imposition of federal taxes if the General Partner fails to qualify as a REIT under the Code in any taxable year;

•	our internal control over financial reporting may not be considered effective which could result in a loss of investor confidence in our financial reports, and in turn have an adverse effect on our ability to issue OP units; and

•	changes in real estate laws, tax laws and other laws affecting our business.